                                                                EXHIBIT 99.2

AMSCO INTERNATIONAL, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


                                                                                   December 31,
                                                                             ----------------------
(Dollars in Thousands)                                                          1995         1994
- ---------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (cost approximates market value)                  $ 112,944    $  31,511
 Accounts receivable, net of allowances of $3,032 and $2,872, respectively     129,802      138,414
 Inventories                                                                    56,364       67,528
 Current portion of deferred income taxes                                        6,669       15,786
 Prepaid expenses and other current assets                                       4,174        3,665
- ---------------------------------------------------------------------------------------------------
  Total current assets                                                         309,953      256,904
- ---------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, net                                              76,260       79,486
- ---------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                       741          467
- ---------------------------------------------------------------------------------------------------
INTANGIBLES                                                                     95,984      100,566
- ---------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                                           27,030       24,164
- ---------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                 $ 509,968    $ 461,587
===================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term indebtedness                                   $     127    $     739
 Accounts payable                                                               30,256       28,742
 Accrued taxes                                                                   5,568        3,700
 Accrued liabilities                                                            58,341       75,434
 Accrued retirement account contribution                                         3,173        2,400
 Net current liabilities of discontinued business                               10,412        9,939
- ---------------------------------------------------------------------------------------------------
  Total current liabilities                                                    107,877      120,954
- ---------------------------------------------------------------------------------------------------
LONG-TERM INDEBTEDNESS                                                         102,681      102,816
- ---------------------------------------------------------------------------------------------------
OTHER LONG-TERM LIABILITIES                                                     14,214       12,901
- ---------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT OBLIGATION                                               46,301       44,459
- ---------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 17 and 18)
- ---------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
 Preferred stock, nonvoting, par value $.O1 per share-
  Authorized, 25,000 shares
  Outstanding, -0- shares                                                           --           --
 Common stock, par value $.O1 per share-
  Authorized, 100,000,000 shares
  Issued, 32,449,154 and 29,895,159 shares, respectively                           324          299
 Capital in excess of par value                                                170,223      145,382
 Less-Common stock, 16,253 and 100,298 shares, respectively,
  in treasury, at cost                                                            (179)      (1,103)
 Retained earnings                                                              73,195       41,288
 Less-Deferred compensation                                                     (2,843)          --
 Cumulative translation adjustment                                              (1,825)      (5,409)
- ---------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                   238,895      180,457
- ---------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 509,968    $ 461,587
===================================================================================================



The accompanying notes are an integral part of these statements.

AMSCO INTERNATIONAL, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


                                                                              For the Years Ended December 31,
                                                                            ------------------------------------
(Dollars in Thousands - Except Per Share Data)                                 1995         1994         1993
- ----------------------------------------------------------------------------------------------------------------
NET SALES                                                                   $ 454,076    $ 483,304    $ 494,868

OPERATING COSTS AND EXPENSES:
 Cost of sales                                                                300,933      316,661      310,618
- ----------------------------------------------------------------------------------------------------------------
  Gross profit                                                                153,143      166,643      184,250

 Selling and marketing -                                                       52,662       63,626       66,675
 General and administrative                                                    27,070       32,637       31,895
 Research and development                                                       8,383       12,533       17,652
 Restructuring and severance                                                    1,200       26,996        4,950
 Amortization                                                                   8,245        8,836        9,342
- ----------------------------------------------------------------------------------------------------------------
  Income from operations                                                       55,583       22,015       53,736
- ----------------------------------------------------------------------------------------------------------------

OTHER (INCOME) AND EXPENSES:
 Interest expense                                                               6,242       10,757       11,497
 Patent litigation settlement                                                    --           --         (7,000)
 Other, net                                                                    (5,286)        (751)        (126)
- ----------------------------------------------------------------------------------------------------------------
  Income from continuing operations before income taxes                        54,627       12,009       49,365

PROVISION FOR INCOME TAXES                                                     22,720        7,758       20,162
- ----------------------------------------------------------------------------------------------------------------
  Income from continuing operations                                            31,907        4,251       29,203
- ----------------------------------------------------------------------------------------------------------------

DISCONTINUED OPERATION:
 Loss from operations of discontinued business, net of income taxes              --         (6,055)     (13,524)
 Estimated loss on disposal of discontinued business, net of income taxes        --        (49,050)        --
- ----------------------------------------------------------------------------------------------------------------
  Loss from discontinued operation                                               --        (55,105)     (13,524)
- ----------------------------------------------------------------------------------------------------------------

EXTRAORDINARY ITEM:
 Loss on the extinguishment of debt, net of taxes                                --         (1,655)        --
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                           $  31,907    $ (52,509)   $  15,679
================================================================================================================
INCOME (LOSS) PER COMMON SHARE - FULLY DILUTED:
  From continuing operations                                                $    0.97    $    0.13    $    0.93
  From discontinued operation                                                                (1.77)       (0.43)
  From extinguishment of debt                                                                (0.05)        --
- ----------------------------------------------------------------------------------------------------------------
    Net income (loss)                                                       $    0.97    $   (1.69)   $    0.50
================================================================================================================


Weighted average shares outstanding (in thousands)                             32,965       31,079       31,522
- ----------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements

AMSCO INTERNATIONAL, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             For the Years Ended December 31, 1995, 1994 and 1993
                                             ---------------------------------------------------------------------------------
                                                     Capital in
                                                     Excess of
                                                     Par Value-                                                   Cumulative
                                              Common   Common    Stock       Treasury    Retained    Deferred     Translation
(Dollars in Thousands)                        Stock    Stock    Warrants      Stock      Earnings    Compensation  Adjustment
- ------------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1992                    $289   $138,328   $      15   $ (1,347)   $ 78,118    $     --         ($5,660)
Net Income                                      --         --          --         --      15,679          --              --
Stock options exercised (166,800 shares)         1        940          --         --          --          --              --
Warrants exercised (200,000 warrants)            2      1,614         (15)        --          --          --              --
Treasury stock issued
  (22,110 common shares)                        --        111          --        243          --          --              --
Tax benefit resulting from the exercise
  of disqualified stock options                 --        957          --         --          --          --              --
Foreign currency translation adjustment         --         --          --         --          --          --          (3,391)
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1993                     292    141,950          --     (1,104)     93,797          --          (9,051)
- ------------------------------------------------------------------------------------------------------------------------------

Net loss                                        --         --          --         --     (52,509)         --              --
Stock options exercised (666,800 shares)         7      2,578          --         --          --          --              --
Treasury stock issued (40 common shares)        --         --          --          1          --          --              --
Tax benefit resulting from the exercise
  of disqualified stock options                 --        854          --         --          --          --              --
Foreign currency translation adjustment         --         --          --         --          --          --           3,642
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                     299    145,382          --     (1,103)     41,288          --          (5,409)
- ------------------------------------------------------------------------------------------------------------------------------

Net income                                      --         --          --         --      31,907          --              --
Stock options exercised
  (2,553,995 shares)                            25     12,812          --         --          --          --              --
Treasury stock issued
  (1,570 common shares)                         --          3          --         17          --          --              --
Restricted stock award
  (82,475 common shares)                        --        268          --        907          --      (1,175)             --
Issuance of nonqualified
  stock options (1,500,000 shares)
  -excess of fair value over exercise price     --      3,188          --         --          --      (3,188)             --
Recognition of deferred compensation            --         --          --         --          --       1,520              --
Tax benefit resulting from the exercise
  of disqualified stock options                 --      8,570          --         --          --          --              --
Foreign currency translation adjustment         --         --          --         --          --          --           3,584
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995                    $324   $170,223   $       0   $  ( 179)   $ 73,195    $ (2,843)        $(1,825)
==============================================================================================================================

The accompanying notes are an integral part of these statements.

AMSCO INTERNATIONAL, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              For the Years Ended December 31,
                                                                              --------------------------------
(Dollars in Thousands)                                                          1995       1994       1993
- --------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACIVITIES:
Net income (loss)                                                            $ 31,907   $(52,509)  $ 15,679
Adjustment to reconcile net income (loss) to cash provided by operating activities:
  Extraordinary loss on the extinguishment of debt, net of income taxes          --        1,655       --
  Depreciation and amortization                                                18,505     17,395     17,086
  Postretirement benefit obligation                                             1,842      2,123      2,304
  Deferred income taxes, net                                                    6,250    (15,869)    (1,459)
  Deferred compesation                                                          1,520       --         --
  Estimated loss on disposal of discontinued business, net of income taxes       --       49,050       --
Changes in certain assets and liabilities:
 Accounts receivables, net                                                      8,767      3,775      3,638
 Inventories                                                                   11,387      8,273     (7,702)
 Accounts payable and accrued liabilities                                     (14,896)    27,188      5,746
 Accrued taxes                                                                 10,417     (4,616)      (874)
 Prepaid expenses and other current assets                                       (533)     1,459     (1,853)
 Other long-term liabilities                                                    1,313        886        525
 Receivable from patent litigation                                               --         --       (4,000)
- --------------------------------------------------------------------------------------------------------------
       Net cash flow provided by operating activities                          76,479     38,810     29,090
- --------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                                    (6,164)   (14,004)    (8,697)
  Purchase of short-term marketable securities                                   --      (42,327)   (24,700)
  Proceeds from sale of short-term marketable securities                         --       58,897     48,065
  Investment in other assets                                                   (1,145)    (1,182)    (2,781)
  Change in net assets/liabilities of discontinued business                       474      9,776    (17,845)
- --------------------------------------------------------------------------------------------------------------
          Net cash flow (used for) provided by investing activities            (6,835)    11,160     (5,958)
- --------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on debt                                                                (510)   (53,119)    (2,753)
 Redemption premium                                                              --       (1,340)      --
 Proceeds from issuance of term debt                                             --         --        1,529
 Net proceeds from the issuance of common stock                                12,837      2,585        941
 Retirement of debentures                                                        --         --       (8,238)
- --------------------------------------------------------------------------------------------------------------
         Net cash flow provided by (used for) financing activities             12,327    (51,874)    (8,521)
- --------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                                           (538)     4,505       (936)
- --------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                      81,433      2,601     13,675
CASH AND CASH EQUIVALENTS, beginning of year                                   31,511     28,910     15,235
- --------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of year                                       $112,944   $ 31,511   $ 28,910
==============================================================================================================

The accompanying notes are an integral part of this statement

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of Operations

AMSCO International, Inc. (the "Company") develops, manufactures, distributes and services infection control, decontamination and surgical products. The Company's infection control and decontamination products, which include sterilizers, washing equipment, accessories and related consumable items, are used by hospital, research, scientific and industrial professionals to prevent the spread of infectious diseases and biological contamination. The Company's general surgical tables, lights and stainless steel OR products are used by the healthcare providers in both hospitals and outpatient surgical settings. In addition, the Company's acquisition of Finn-Aqua in 1992 added complementary products for the pharmaceutical and biotechnology industries, including lyophilizers (freeze-drying systems), multiple- and single-effect water stills, GMP sterilizers and pure steam generators and condensers. The Company complements its equipment businesses by providing repair and maintenance services. The Company's approximately 900-member field service organization (as of December 31, 1995) provides OEM repair and maintenance for the Company's infection control, decontamination, and surgical equipment as well as third-party repair, maintenance and management services for a wide variety of types and makes of medical equipment installed primarily in hospitals. The Company derives approximately 60.0% of its gross sales from equipment products and 40.0% from service and consumable products. Total export sales from the United States were less than 10.0% of consolidated net sales in recent years.

As of February 8, 1996 the Company employed 501 persons, or 16.8% of its total workforce, who are covered by collective bargaining agreements. Approximately 24 of these employees are covered by agreements that will expire before December 31, 1996.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated. The Company operates on a 52-53 week fiscal year ending on the Sunday nearest December 31. The 1995, 1994 and 1993 fiscal periods were each comprised of 52 weeks.

Inventories

Inventories are stated at the lower of cost, as determined principally on the last-in, first-out (LIFO) method, or market. Inventory costs include material, labor and overhead.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for ordinary maintenance and repairs are charged to income, and renewals and betterments are capitalized. Upon disposal of property items, the asset and related accumulated depreciation accounts are relieved of the amounts recorded therein for such items and any resulting gain or loss is reflected currently in income. The Company provides for depreciation over the estimated useful lives of plant and equipment, principally on the straight-line method.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements


Product Warranty

Normal recurring warranty costs are charged to income as incurred. Product design correction costs are recognized on the accrual basis.

Research and Development

Research and development costs are charged to expense as incurred.

Receivables - Retainage

Sales contracts for some of the Company's commercial products involve retainage which is included in accounts receivable in the accompanying consolidated balance sheets. Based on the Company's experience with similar contracts in recent years, 100% of the receivable retention balances of $2,758,000 and $2,896,000 at December 31, 1995 and 1994, respectively, is expected to be collected during the subsequent year.

Other Long-Term Liabilities

Other long-term liabilities include amounts reserved for supplemental retirement benefits and for deductibles under the Company's various self-insurance programs.

Foreign Currency Translation

The accounts of the Company's foreign subsidiaries are recorded in the currency of the country in which they operate. The Company applies Statement of Financial Accounting Standards No. 52 relative to the translation of foreign currency financial statements into U.S. dollars and the accounting for foreign currency transactions. Under this statement, all balance sheet accounts except stockholders' equity are translated at current exchange rates, and revenue and expense items are translated at rates of exchange prevailing during the year. Gains and losses resulting from the translation of foreign currency financial statements are reflected in the cumulative translation adjustment component of stockholders' equity.

Significant Group Concentrations of Credit Risk

As of December 31, 1995 and 1994, respectively, approximately $72,688,000 and $76,100,000 or 56% and 55% of the Company's trade receivables are from healthcare or healthcare-related institutions.

Revenue Recognition

The Company's net sales include revenues earned on product sales and on related after-sales and third-party service contracts. The Company recognizes revenue on product sales upon shipment directly to or a location designated by the customer. After-sales and third-party service contract revenues are recognized upon completion of the work. Advance billings for products or service work are recorded as deferred revenue until earned.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements


Reclassifications

Certain reclassifications have been made to the Company's prior year financial statements to agree with current year classifications.

Statements of Cash Flows

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents.

Supplemental disclosure of cash flow information:

                                             December 31,
                                 ------------------------------------
(Dollars in Thousands)              1995         1994          1993
- ---------------------------------------------------------------------
Cash paid during
the year for:
     Interest                    $   4,807    $  11,215    $   9,743
     ---------------------------------------------------------------
     Income taxes                $  14,452    $  10,591    $  12,857
     ---------------------------------------------------------------

Other:
  Extinguishment of
     12.5% Debentures as
     consideration for
     warrant exercise            $     -      $     -      $   1,600
====================================================================


2. PENDING MERGER:

The Company entered into an agreement to merge with a newly-formed, wholly-owned subsidiary ("Merger Sub") of STERIS Corporation ("STERIS") in accordance with the provisions of an Agreement and Plan of Merger (the "Merger Agreement"), dated December 16, 1995 and restated as of February 21, 1996. Pursuant to the provisions of the Merger Agreement, the Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"). As a result of the Merger, the Company will become a wholly-owned subsidiary of STERIS. As of December 31, 1995, STERIS had total assets of approximately $70.0 million, and STERIS's net sales for the nine months ended December 31, 1995 were $65.6 million.

The Merger will become effective on the date and at such time as the Certificate of Merger, in such form as is required by, and executed in accordance with, the General Corporation Law of the State of Delaware, is filed with the Secretary of State of the State of Delaware (the "Effective Time").

The transaction is intended to be accounted for under the pooling-of-interests method. At the Effective Time of the Merger, among other things, each outstanding share of the Company's common stock will be converted

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements



into the right to receive .46 common shares of STERIS stock. The Merger is subject to, among other things, receiving appropriate regulatory approvals and an affirmative majority vote for the merger by the STERIS common shareholders and the Company's common stockholders.

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after any requisite stockholder approval, (a) by written mutual consent of STERIS and the Company by action of each of the STERIS Board or the Company's Board, or (b) by action of either the STERIS Board or the Company's Board under certain specified circumstances, including if the merger has not been consummated by July 30, 1996. Each of STERIS and the Company are entitled to receive a $20.0 million termination fee under certain circumstances if the Merger Agreement is terminated in connection with an acquisition proposal, as defined in the Merger Agreement, involving the other party or the acquisition by a third party of 30% or more of the Company's common stock or STERIS common shares, as the case may be. In connection with a termination of the Merger Agreement under certain other circumstances, the Company and STERIS may be entitled to reimbursement of certain fees and expenses.

In order to induce STERIS to enter into the Merger Agreement, STERIS and the Company entered into a Stock Option Agreement dated December 16, 1995 (the "Stock Option Agreement") pursuant to which STERIS has an option, upon termination of the Merger Agreement by reason of any of the events that give rise to an obligation for the Company to pay STERIS a $20.0 million termination fee pursuant to the Merger Agreement, to purchase 17.6% of the shares of the Company's common stock issued and outstanding at the time of the exercise. The purchase price for each share will be the greater of (a) the market price (as defined therein) of the Company's common stock on the date of purchase minus the quotient of $10.0 million divided by the number of shares subject to option, and
(b) $19.435 (the "Deal Price"); except that if the Company issues or agrees to issue any shares of the Company's common stock (except pursuant to existing options or rights) at a price less than the Deal Price after the date of the Stock Option Agreement, such lesser price will be substituted for the Deal Price.

The Company has employment and/or severance agreements with several of its key senior executives that become operative upon a change of control event, as defined in those agreements. In addition, the Company's incentive stock option plan and certain restricted stock and nonqualified option agreements with employees provide for immediate vesting of such shares or options upon a change of control event, as defined in those plans and agreements. The charge to income associated with these agreements would be approximately $12.0 million, including accelerated recognition of the remaining unamortized deferred compensation under certain of the agreements. It is anticipated that this charge will be recorded by the Company upon the affirmative majority vote for the Merger by the STERIS shareholders and the Company's stockholders.

The Company's management expects that the proposed Merger will have a material effect on the Company's results of operations and liquidity and capital resources. These include, but are not limited to, the effect of transaction costs, plant or other asset rationalization costs, executive severance arrangements and other related costs of combining STERIS and the Company. Furthermore, as a result of the change in control that is contemplated by the Merger Agreement, each holder of AMSCO's $100,000,000 4.5%-6.5% Step-Up Convertible Subordinated Debentures (the "Debentures") due October 15, 2002 at 100% will have the right to "put" their Debentures to the Company for cash at face value plus accrued interest through the redemption date.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

3. INVENTORIES:

Inventories of the Company consist of the following:

                                       December 31,
                                 ------------------------
(Dollars in Thousands)              1995         1994
- ---------------------------------------------------------
Raw materials                    $  18,928    $  21,417
Work-in-process                     13,193       21,199
Finished goods                      24,243       24,912
- ---------------------------------------------------------
     Total                       $  56,364    $  67,528
=========================================================

If the FIFO method of inventory costing had been used by the Company, inventories would have been $10,327,000 and $10,020,000 higher than those reported at December 31, 1995 and 1994, respectively.

As a result of the application of purchase accounting in prior years, the book value of inventory differs from its underlying tax basis. At December 31, 1995 and 1994, LIFO inventories for book purposes exceeded those for tax purposes by $15,970,000 and $15,228,000, respectively.

4. PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment of the Company consists of the following:

                                                        December 31,
                                                  ------------------------
(Dollars in Thousands)                               1995         1994
- --------------------------------------------------------------------------
Assets (Asset Lives)
Land and land improvements (12 years)             $   1,492    $   1,440
Buildings and leasehold
   improvements (10-50 years)                        44,657       43,410
Machinery and equipment (3-12 years)                 84,998       83,244
- --------------------------------------------------------------------------
     Total                                        $ 131,147    $ 128,094
Less-Accumulated depreciation                        54,887       48,608
- --------------------------------------------------------------------------
Property, plant and equipment, net                $  76,260    $  79,486
==========================================================================

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements


5. INTANGIBLES:
Intangible assests of the Company consist of the following:

                                                         December 31,
                                                       ------------------
(Dollars in Thousands)                                   1995       1994
- -------------------------------------------------------------------------
Assets (Amortization Period)
Goodwill, net of accumulated amortization
  of $16,696 and $13,621, respectively (35-40 years)   $81,566   $ 81,419
Patents, trademarks and other intangible assets,
  net of accumulated amortization of $34,961 and
  $31,377, respectively (5-17 years)                    13,829     17,700
Deferred organization costs, net of accumulated
  amortization of $1,250 and $3,453, respectively
  (3-12 years)                                             589      1,447
- -------------------------------------------------------------------------
Total                                                  $95,984   $100,566
=========================================================================



The Company currently amortizes intangible assets, including goodwill, over lives ranging from 3-40 years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of any intangible may warrant revision or that the remaining balance of the intangible may not be recoverable. When factors indicate that the intangibles should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted cash flow from operations over the remaining life to determine recoverability. Based upon the Company's evaluation, there were no impairments of intangible assets requiring recognition in the Company's consolidated financial position or results of operations for 1995.

In March 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.". SFAS No. 121 is required to be adopted in 1996. This statement requires review and measurement methods to calculate impairment of long-lived assets, including certain identifiable intangibles and goodwill, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company's evaluation, the effect of adopting this new standard will be immaterial to the financial position and results of operations of the Company.

6. INCOME TAXES:

The Company records the effect of income taxes in accordance with the provisions of the Financial Accounting Standards Board's Statement No. 109, "Accounting for Income Taxes."

Income before income taxes, as shown in the accompanying consolidated statements of income, includes the following components:

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements


                                             December 31,
                                 ------------------------------------
(Dollars in Thousands)              1995         1994          1993
- ---------------------------------------------------------------------
Domestic                         $  54,479    $  19,096    $  48,574
Foreign                                148       (7,087)         791
- --------------------------------------------------------------------
Income from continuing
   operations before
   income taxes                  $  54,627    $  12,009    $  49,365
====================================================================

Taxes on income, as shown in the accompanying consolidated statements of income, include the following components:

                                             December 31,
                                 ------------------------------------
(Dollars in Thousands)              1995         1994          1993
- ---------------------------------------------------------------------
Current provision-
   Federal                       $  19,617    $  18,465    $  17,317
   State                             2,331        3,988        3,314
   Foreign                           1,159        1,174          770
- --------------------------------------------------------------------
   Total current provision          23,107       23,627       21,401
Deferred credit                       (387)     (15,869)      (1,239)
- --------------------------------------------------------------------
Total provision for income
   taxes                         $  22,720    $   7,758    $  20,162
====================================================================

The income tax rate on income before taxes differs from the federal statutory rate for the following reasons:

                                                      December 31,
                                          ------------------------------------
(Dollars in Thousands)                       1995         1994          1993
- ------------------------------------------------------------------------------
Tax provision based on the U.S.
  federal statutory tax rate              $  19,119    $   4,203    $  17,278
State taxes, net of federal income
  tax benefit                                 1,515          934        2,154
Foreign sales corporation tax benefit           (94)        (141)         (61)
Amortization of excess cost
  over net assets aquired                       825          573          842
Valuation allowance on foreign losses           486        1,702        1,371
Difference in foreign tax rates                 525          590            -
All other, net                                  344         (103)      (1,422)
- -----------------------------------------------------------------------------
Total provision                           $  22,720    $   7,758    $  20,162
=============================================================================

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

The components of and changes in the deferred tax assets and liabilities recorded in the accompanying balance sheets at December 31 1995 and 1994, were as follows:

                                                                          Deferred                      Deferred
                                                          December 31,    Expense       December 31,    Expense      December 31,
(Dollars in Thousands)                                           1995     (Credit)             1994     (Credit)             1993
- ---------------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Reserves recorded for-
     Employee benefit programs                          $      22,605  $       (524)  $      22,081  $     (1,508) $       20,573
     Insurance programs                                         3,706          (344)          3,362          (811)          2,551
     Costs associated with acquisitions and other                 699           (59)            640           516           1,156
     Product costs and upgrades                                 5,501           247           5,748        (4,001)          1,747
Net operating loss carryforward of foreign subsidiaries         9,419          (968)          8,451        (1,753)          6,698
Tax benefit resulting from purchase accounting                  2,051            --           2,051            --           2,051
Other                                                          10,762         1,659          12,421       (11,165)          1,256
- ---------------------------------------------------------------------                  ------------                 -------------
Total deferred tax assets                                      54,743                        54,754                        36,032
- ---------------------------------------------------------------------                  ------------                 -------------


DEFERRED TAX LIABILITIES
Excess of book basis over tax basis of-
     Plant and equipment                                       (8,612)           45          (8,567)          427          (8,140)
     Intangibles                                               (1,161)       (1,234)         (2,395)         (926)         (3,321)
     Inventory                                                 (6,548)          305          (6,243)          558          (5,685)
     Other                                                     (4,726)           --          (4,726)        1,092          (3,634)
- ---------------------------------------------------------------------                  ------------                 -------------
Total deferred tax liabilities                                (21,047)                      (21,931)                      (20,780)
- ---------------------------------------------------------------------                  ------------                 -------------
Gross deferred taxes                                           33,696                        32,823                        15,252
Valuation allowance                                            (6,489)          486          (6,003)        1,702          (4,301)
- ---------------------------------------------------------------------   -----------    ------------   -----------   -------------
Net deferred taxes                                             27,207           387          26,820       (15,869)         10,951
Reconciliation to the balance sheets-
     Other deferred tax assets                                  6,492                        13,130                            --
     Current portion of deferred taxes, net                    (6,669)                      (15,786)                           83
- ---------------------------------------------------------------------------------------------------------------------------------
Long-term deferred taxes, net                           $      27,030                 $      24,164                $       11,034
=================================================================================================================================

The Company has generated book pretax income from continuing operations of $54,627,000, $12,009,000 and $49,365,000 in 1995, 1994 and 1993, respectively.
Except for the effects of the reversal of net deductible temporary differences, the Company is not aware of any factors which would cause any significant differences between book and taxable income in future years. Although there can be no assurances that the Company will generate any earnings or specific level of continuing earnings in any jurisdiction, management believes that it is more likely than not that the net deductible differences will reverse during periods when the Company generates sufficient net taxable income, and that sufficient taxable income will be generated in foreign jurisdictions to permit utilization of related net operating loss carryforwards to the extent recorded at December 31, 1995. In connection therewith, the Company has established a valuation allowance for a portion of the net operating loss carryforwards and other tax benefits recognized in certain foreign jurisdictions. The majority of the foreign net operating loss carryforwards have an unlimited carryforward period. Any future reductions in foreign tax payments due to the utilization of tax benefits resulting from purchase accounting will be recorded as a reduction to goodwill.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

7. LONG-TERM INDEBTEDNESS:

Long-term indebtedness of the Company consists of the following;


                                                       December 31,
                                               -------------------------
(Dollars in Thousands)                             1995           1994
- ------------------------------------------------------------------------
4.5%/6.5% Step-Up Convertible
  Subordinated Debentures due 2002            $   100,000    $   100,000
Other term debt including capitalized
  lease obligations                                 2,808          3,555
- ------------------------------------------------------------------------

  Total                                           102,808        103,555
Less-Current portion                                  127            739
- ------------------------------------------------------------------------

Long-term indebtedness                        $   102,681    $   102,816
========================================================================

Effective October 15, 1992, the Company concluded the public offering of $100,000,000 of 4.5%/6.5% Step-Up Convertible Subordinated Debentures due October 15, 2002, at 100%, unless previously redeemed or converted (the "Debentures"). As part of the public offering of the Debentures, the Company executed an indenture with the Bank of New York, as trustee (the "Indenture"). Interest on the Debentures is paid semiannually on April 15 and October 15. Interest on the Debentures accrued at the rate of 4.5% per annum from and including the date of issuance to October 15, 1995, now accrues at the rate of 6.5% per annum from and including October 15, 1995, to maturity or earlier redemption. The Company has provided interest at the effective rate of 5.78%.

The Debentures are convertible, unless previously redeemed, at any time prior to maturity into shares of common stock, par value $.01 per share, of the Company at a conversion price of $30.10 principal amount per share, subject to adjustment under certain circumstances. The Debentures are redeemable at the option of the Company in certain instances, in whole or in part, beginning October 15, 1995, at the defined redemption prices ranging from 104.12% in 1995 to 100.69% in 2002, plus accrued and unpaid interest to the redemption date.

Holders of the Debentures have certain rights upon a change in control of the Company, as defined in the Indenture. The proposed Merger (see Note 2) will constitute a change in control for purposes of the Indenture. As a result, at the Effective Time of the Merger, in accordance with the Indenture, the Company will have 30 days to give notice of such change in control to all holders of the Debentures. Upon notification, a Debenture holder may exercise a put option that requires the Company to redeem such Debentures for cash at face value plus accrued and unpaid interest to the date of redemption. The date of redemption is defined as being 45 days after notification by the Company of a change in control. Exercise of the put option by the holder is irrevocable, except that the holder who submits such Debenture will retain the right to convert such Debenture into common stock up to the close of business on the redemption date.

On July 13, 1992, American Sterilizer Company, a wholly-owned subsidiary of the Company, entered into a Note Agreement with Prudential Insurance Company of America and issued its 8.34% Senior Note due July 13, 2004 (the "Senior Note") in the aggregate principal amount of $50,000,000. The Senior Note represented an unsecured obligation and was unconditionally guaranteed by the Company. Effective June 17, 1994, the Senior

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

Note agreement was amended to allow the discontinued operations charge and subsequent asset sale related to the divestiture of the Company's AMSCO Sterile Recoveries, Inc. ("ASRI") subsidiary (see Note 20). The maturity of the Senior Note was not affected by this amendment; however, the interest rate was increased by 45 basis points from 8.34% to 8.79%. On December 20, 1994, utilizing cash reserves, the Company extinguished the Senior Note. Extinguishment costs of $1,064,000 (net of income taxes of $739,500), which included unamortized debt issuance costs and a prepayment premium, were reflected as a component of the extraordinary charge in the accompanying consolidated statement of income for the year ended December 31, 1994.

During December of 1994, the Company terminated its bank credit agreement ("Credit Agreement"), which included a revolving credit facility in the maximum principal amount of $90,000,000 and was available for working capital purposes or acquisitions. The provisions of the Credit Agreement provided for early termination without penalty. In connection with the termination of the Credit Agreement, unamortized debt issuance costs of $591,200 (net of income taxes of $410,900) were reflected as a component of the extraordinary charge in the accompanying consolidated statement of income for the year ended December 31, 1994.

Covenants pertaining to the Debentures, in addition to the typical requirements to pay principal, interest and any premium thereon when due, include cross-default provisions in the case of any acceleration of debt under any agreement greater than $10,000,000; the rendering of any final uninsured judgments against the Company in excess of amounts as defined in the agreement; and acceleration provisions in the event of bankruptcy, insolvency or reorganization related to the Company or any of its subsidiaries. As of December 31, 1995, retained earnings were not restricted under the Company's debt agreement.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements


Scheduled maturities of the Company's long-term indebtedness for each of the next five years and thereafter are as follows:


(Dollars in Thousands)                     December 31,
- -------------------------------------------------------
1996                                       $       127
1997                                               491
1998                                               354
1999                                               206
2000                                               185
2001 and thereafter                            101,445
- ------------------------------------------------------
  Total                                    $   102,808
======================================================

8. AMSCO EMPLOYEES' RETIREMENT ACCOUNT:

The Company administers the AMSCO Employees' Retirement Account (the "Plan"), which is a qualified employee stock ownership plan.

The Plan enables eligible employees, including management, to receive an equity participation in the Company. Contributions declared by the Board of Directors, up to a maximum of 25% of eligible employee compensation, are made to the Plan. The Plan in turn uses the funds to purchase shares of the Company's stock or make investments in certain other securities.

Forfeitures resulting from a one-year break-in-service for an employee are used to reduce the Company's required contribution. If any participants are rehired within a five-year break-in-service period, the Plan requires restoration of any amounts which were forfeited. These restorations would be the responsibility of the Company.

The accompanying balance sheets reflect accrued contributions to the Plan in the amount of $3,173,000 and $2,400,000 at December 31, 1995 and 1994, respectively. Contribution expense, net of the forfeitures noted above, amounted to $3,123,000, $2,404,000 and $2,525,000 in 1995, 1994 and 1993, respectively.

9. STOCK WARRANTS:

Warrants to purchase the Company's common stock at $8 per share, which were originally issued in connection with a private placement offering of common stock in June 1988, were exercised during 1993 in connection with the redemption of the 12.5% Debentures. This redemption, which totaled $9,838,000 in face value, was funded by utilizing $8,238,000 of the Company's current investments and proceeds from the exercise of 200,000 of the Company's outstanding $8 warrants. The premium, which amounted to 6.75% or $492,000, has been included as "Other, net" in the accompanying consolidated statement of income for the year ended December 31, 1993.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

10. STOCK OPTIONS AND RESTRICTED STOCK AWARD:

The Company sponsors a stock option plan whereby option holders may purchase the Company's common stock at its fair market value as of the date of grant (the "Stock Option Plan"). Options currently outstanding entitle the holders to purchase common stock at prices ranging between $2 and $26.50 per share, subject to adjustment. The right to exercise these options expires 10 years from the date of grant, or earlier if an option holder ceases to be employed by the Company for any reason.

The Stock Option Plan gives the option holders certain accelerated vesting rights upon a change in control of the Company. Effective December 16, 1995, the Company's Board of Directors determined that the execution of the Merger Agreement will, or is likely to result, if the Merger is consummated, in a change of control of the Company. As of that date, all unvested options issued under the Stock Option Plan became 100% vested.

Effective July 11, 1995, the Company entered into an employment agreement with its new chief executive officer ("CEO") that included the granting of 1,500,000 nonqualified stock options at a discounted exercise price of $12.125. 1,000,000 of the stock options are performance-based and vest if the Company's common stock achieves certain market value criteria prior to July 11, 2000. During the third quarter of 1995, 500,000 of these performance-based options vested because the average fair market value of the Company's common stock exceeded $18.1875 over a period of 90 consecutive days. The remaining 500,000 performance-based options will vest in their entirety if the average fair market value of the Company's common stock exceeds $24.25 over a period of 90 consecutive days. The stock options will vest by reason of passage of time under a vesting schedule over varying time periods ranging from five to seven years (unless previously vested as a result of the Company's common stock performance). The employment arrangement referred to above also included an award of 82,475 shares of restricted stock of the Company. Based on the terms of the award, this stock vests to the CEO ratably and monthly during a 24-month period. A summary of the stock option activity follows:

                     AMSCO International, Inc. and Subsidiaries
                     Notes to Consolidated Financial Statements

Summary of Stock Options

                                                                        $16.50-    $19.875-
Year Ended December 31,                      $2-$9.625   $10-$12.50     $17.875      $26.50        Total
- --------------------------------------------------------------------------------------------------------
1992                                         3,087,500      596,000     747,875     559,000    4,990,375
Options:
  Granted                                           --       27,500     147,800       1,500      176,800
  Canceled                                          --       (9,875)    (26,375)    (20,500)     (56,750)
  Exercised                                   (128,475)     (36,575)     (1,750)         --     (166,800)
- --------------------------------------------------------------------------------------------------------
1993                                         2,959,025      577,050     867,550     540,000    4,943,625
Options:
  Granted                                    1,569,000           --          --          --    1,569,000
  Canceled                                    (218,250)     (51,625)   (250,830)    (32,100)    (552,805)
  Exercised                                   (666,800)          --          --          --     (666,800)
- --------------------------------------------------------------------------------------------------------
1994                                         3,642,975      525,425     616,720     507,900    5,293,020
Options:
  Granted                                           --           --          --          --           --
  Canceled                                     (85,295)     (39,200)    (22,340)    (36,900)    (183,735)
  Exercised                                 (2,321,080)    (187,500)    (45,415)         --   (2,553,995)
- --------------------------------------------------------------------------------------------------------
Subtotal                                     1,236,600      298,725     548,965     471,000    2,555,290

  Grant of nonqualified options not
    pursuant to the Stock Option Plan               --    1,500,000          --          --    1,500,000
- --------------------------------------------------------------------------------------------------------
1995                                         1,236,600    1,798,725     548,965     471,000    4,055,290
- --------------------------------------------------------------------------------------------------------

 There were 417,865 shares reserved for future grants under the Stock Option Plan at December 31,1995.


Upon granting the stock options and awarding the restricted stock to the CEO, the Company recorded approximately $4,400,000 of deferred compensation expense, which is being amortized over defined vesting schedules. In the event of an accelerated vesting of any portion of the performance-based options, the Company is required to record immediately any unrecognized compensation expense related to such options. During the third quarter of 1995, the Company recorded an approximate $1,000,000 charge to earnings because of the accelerated vesting (during the quarter) of the 500,000 options discussed above. This charge was reflected as general and administrative expense in the accompanying consolidated statement of income.

The vesting of these stock options and restricted stock also accelerate, when a change in control event (as defined in those agreements) occurs. The pending Merger would represent a change in control event upon the consummation of the Merger following the approval of the transaction by a majority of STERIS shareholders and AMSCO stockholders.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

11. INCOME PER COMMON SHARE:

Net income per share is calculated by dividing net income by the weighted average number of common shares plus incremental common stock equivalent shares (shares issuable upon exercise of stock options). Incremental common stock equivalent shares are calculated for each measurement period based on the treasury stock method, which uses the monthly average market price per share.

Fully diluted net income per share is calculated based upon the weighted average number of common shares, plus incremental common stock shares calculated upon the higher of the period average or period-end market value of the Company's stock. The Company's convertible debentures were antidilutive; therefore, no conversion of these securities was assumed.

The weighted average common shares and common share equivalents were as follows:


                              December 31,
               --------------------------------------
                     1995          1994          1993
- -----------------------------------------------------
Primary        32,866,357    31,030,828    31,433,797
Fully Diluted  32,964,853    31,079,252    31,521,865
=====================================================

12.  PENSION PLAN:

The Company has a defined benefit pension plan which covers substantially all domestic union employees and provides pension benefits of stated amounts for each year of service of the employee. The Company also has defined benefit plans which cover substantially all union and nonunion employees of the Company's subsidiaries in Finland and Germany, as well as certain other foreign distribution entities. The plan provides pension benefits of stated amounts for each year of service of the employee. The Company's funding methodologies differ from those used to recognize pension expense in the accompanying financial statements.

The initial net asset for the U.S. plan is being amortized and recognized as a component of net periodic pension cost on a straight-line basis over 15 years.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

Net periodic pension cost includes the following components:



                                                                         December 31,
                               ----------------------------------------------------------------------------------------------
                                             1995                            1994                            1993
                               ----------------------------------------------------------------------------------------------
(Dollars in Thousands)             U.S.     Foreign    Total      U.S.     Foreign     Total      U.S.     Foreign    Total
- -----------------------------------------------------------------------------------------------------------------------------
Service cost:
  benefits earned
  during the period            $      456 $     129 $      585 $     553 $      135 $      688 $     464 $      139 $     603
Interest cost
  on projected
  benefit obligation                2,067        96      2,163     1,885         92      1,977     1,863        229     2,092
Actual (return) loss on assets     (7,572)      (15)    (7,587)    1,733        (17)     1,716    (1,154)       (14)   (1,168)
Net amortization
  and deferral                      5,968         -      5,968    (3,571)         -     (3,571)     (686)         -      (686)
- -----------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost      $      919 $     210 $    1,129 $     600 $      210 $      810 $     487 $      354 $     841
=============================================================================================================================

For the U.S. plan, a weighted average discount rate of 7.25%, 8.5% and 7.25% was used in determining the actuarial present value of the projected benefit obligation at December 31, 1995, 1994 and 1993, respectively. The expected long-term rates of return on assets at the respective measurement dates were 7.5% at December 31, 1995, 1994 and 1993. For the foreign plan, an average discount rate of 4.25%, 6.0% and 6.0% was used in determining the actuarial present value of the projected benefit obligation at December 31, 1995, 1994 and 1993, respectively. The expected long-term rate of return on assets at the respective measurement date was 6.0%, 10.0% and 9.0% at December 31, 1995, 1994 and 1993, respectively. U.S. plan assets consist primarily of common stocks, corporate bonds, U.S. government obligations, temporary investments and private placement investments, while foreign plan assets consist of bonds.

The following table sets forth the pension plan's funded status and amounts recognized in the accompanying consolidated balance sheets:

                                                                                          December 31,
                                                              -------------------------------------------------------------------
                                                                            1995                            1994
                                                              -------------------------------------------------------------------
(Dollars in Thousands)                                            U.S.     Foreign    Total       U.S.      Foreign     Total
- ---------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested                                                      $ (28,598) $  (1,529) $  (30,127) $  (23,785) $  (1,445) $  (25,230)
  Nonvested                                                      (1,110)         -      (1,110)       (912)         -        (912)
- ---------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation (equal to the accumulated
  benefit obligation)                                           (29,708)    (1,529)    (31,237)    (24,697)    (1,445)    (26,142)
Plan assets at fair value                                        30,527        252      30,779      23,751        237      23,988
- ---------------------------------------------------------------------------------------------------------------------------------
Plan assets greater (less) than projected benefit obligation        819     (1,277)       (458)       (946)    (1,208)     (2,154)
Unamortized initial net asset                                    (1,387)         -      (1,387)     (1,435)         -      (1,435)
Unrecognized net (gain) loss                                     (1,814)         -      (1,814)        353          -         353
Unrecognized prior service cost                                   2,685          -       2,685       2,113          -       2,113
- ---------------------------------------------------------------------------------------------------------------------------------
(Accrued) prepaid pension cost                                $     303  $  (1,277) $     (974) $       85 $   (1,208) $   (1,123)
=================================================================================================================================


                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

13. POSTRETIREMENT BENEFITS:

The Company provides certain retiree healthcare benefits covering a majority of all domestic employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. The Company does not pre-fund these benefits and has the right to modify or terminate certain of these plans in the future.

Postretirement benefit expense was $4,240,000, $4,417,000 and $4,182,000 in 1995, 1994 and 1993, respectively. The components of expense in 1995, 1994 and 1993 were as follows:

                                                     December 31,
                                         -----------------------------------
(Dollars in Thousands)                       1995       1994        1993
- ----------------------------------------------------------------------------
Service costs of benefits
   earned during the period              $     681   $   1,125   $   1,041

Interest cost on accumulated
   postretirement benefit obligation         3,559       3,292       3,141
- ----------------------------------------------------------------------------
Net postretirement benefit costs         $   4,240   $   4,417   $   4,182
============================================================================

The accumulated postretirement benefit obligation at December 31, 1995 and 1994, which is reflected in the accompanying consolidated balance sheets, is comprised of the following components:

                                                           December 31,
                                                      ----------------------
(Dollars in Thousands)                                   1995       1994
- ----------------------------------------------------------------------------
Retirees                                              $  28,945   $  22,416
Fully eligible active plan participants                   8,123       7,261
Other active plan participants                           15,755      12,341
- ----------------------------------------------------------------------------
Total postretirement benefit obligation                  52,823      42,018
Unrecognized prior service costs                          1,393           -
Unrecognized net (loss) gain                             (5,515)      4,771
- ----------------------------------------------------------------------------
    Total                                                48,701      46,789
Less-Current portion                                     (2,400)     (2,330)
- ----------------------------------------------------------------------------
Long-term postretirement
   benefit obligation                                 $  46,301   $  44,459
============================================================================

Future benefit costs were estimated assuming medical costs would increase on a weighted average basis at approximately an 11% annual rate (9% in 1994 and 1993), decreasing to approximately a 6% (6% in 1994 and 5% in 1993) annual growth rate ratably over the next six years (five years in 1994 and six years in 1993) and then remaining at a 4.5% (5% in 1994 and 1993) annual growth rate thereafter. A 1% increase in this annual trend rate would have increased the accumulated postretirement benefit obligation at December 31, 1995, by $6,340,000 and increased the 1995 postretirement benefit expense by $490,000. The weighted average discount rate used to estimate the accumulated postretirement benefit obligation was 7.25% for 1995 and 8.5% for 1994.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements




14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair values of the Company's financial instruments are as follows:

                                                                         December 31,
                                                      ------------------------------------------------
                                                                 1995                   1994
                                                      ------------------------------------------------
                                                        Carrying      Fair      Carrying      Fair
(Dollars in Thousands)                                   Amount      Value       Amount      Value
- ------------------------------------------------------------------------------------------------------
Long-term debt--
   4.5%/6.5% Step-Up Convertible Subordinated
     Debentures due 2002                              $  100,000   $  96,500   $  100,000   $  75,500
   Other debt                                              2,808       3,051        2,897       2,765
Foreign currency contracts                                     3          (3)          27          57
- ------------------------------------------------------------------------------------------------------

The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the estimated current rates available to the Company for debt of the same remaining maturities. The fair value of the foreign currency contracts (used for hedging purposes) was estimated by obtaining a quote from a broker.

The Company enters into certain types of foreign exchange contracts in order to manage its foreign exchange risk, as indicated in the above table. The Company enters into the forward exchange contracts to hedge against certain intercompany financing arrangements with its German subsidiary. The purpose of the Company's hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows resulting from the collection of certain outstanding intercompany loans will be adversely affected by changes in exchange rates.

The contractual amounts of the Company's forward exchange contracts represent the U.S. dollar equivalent of commitments to sell foreign currencies (principally the German mark). The Company's deferred gains and losses are included on a net basis in the consolidated balance sheets as other assets or accrued liabilities. The Company recognizes gains or losses in the cumulative translation adjustment component of stockholders' equity due to the long-term nature of the intercompany indebtedness with the German subsidiary. Likewise, the German subsidiary applies Statement of Financial Accounting Standards No. 52 relative to the translation of the foreign indebtedness and records the mark-to-market changes in the cumulative translation adjustment component of stockholders' equity. Derivative financial instruments are utilized by the Company, as explained in this note. The Company does not hold or issue financial instruments for trading purposes.

15. RESTRUCTURING AND SEVERANCE:

Effective July 11, 1995, the Company granted certain severance benefits to its departing president and chief executive officer. These benefits include the making of severance payments and the provision of certain health, welfare and other benefits for a period of three years. The value of these benefits is approximately $1,200,000 and is not dependent upon the provision of future services. In addition, during 1994 and 1993, the Company implemented

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

certain cost containment measures in order to continue to streamline and reorganize certain operations commensurate with the healthcare market environment that prevailed at that time. The cost containment measures recorded in 1994 included work force reductions resulting in severance pay for terminated employees, abandoned lease expense and asset write-offs associated with the relocation and centralization of the Company's corporate headquarters to an existing location in Pittsburgh and restructuring of certain international distribution entities, manufacturing facilities and operations consolidations associated with a realignment of the Company's manufacturing facilities, computer hardware and software asset write-offs associated with the removal of certain obsolete business systems which became obsolete as a result of the restructuring, and costs associated with implementing programs to validate the Company's processes for collecting, recording and submitting data to the United States Food & Drug Administration. The cost containment measures recorded in 1993 included work force reductions resulting in severance pay for terminated employees and lease abandonments and other related relocation costs resulting from the planned centralization of certain field operations. As a result, the Company incurred severance and related costs of $1,200,000, $26,996,000, and $4,950,000 in 1995, 1994 and 1993, respectively.

16. LEASE COMMITMENTS:

Rental expense under all leases was approximately $10,051,000, $11,920,000 and $13,247,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Operating leases relate principally to warehouse and office space, service facilities, vehicles, equipment and communication systems.

Minimum annual rentals payable under noncancelable leases in each of the next five years are as follows:

        (Dollars in Tousands)                   December 31,
        ----------------------------------------------------
        1996                                    $ 5,790
        1997                                      3,598
        1998                                      1,646
        1999                                      1,432
        2000                                      1,132
        ----------------------------------------------------
             Total                              $13,598
        ====================================================


The Company has certain leases that pertain to abandoned facilities that are subleased to third parties. This rental income, which has been used to reduce the obligations reflected in the above table amounted to $685,000, $625,000, $501,000, $424,000 and $360,000 in the years 1996 through 2000, respectively.

17. LITIGATION:

In connection with the Merger, as discussed in Note 2, a complaint purporting to be a class action on behalf of the Company's stockholders was filed on December 22, 1995 in the Chancery Court of the State of Delaware, New Castle County. The complaint names the Company, STERIS, and each of the directors of the Company, except Richard A. Gilleland, as defendants. The complaint alleges, among other things, that, (a) the Company's board breached its fiduciary duties in considering and approving the Merger Agreement, (b) the STERIS board aided and

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

abetted the alleged breach of fiduciary duties by the Company's board, (c) the Company's board did not negotiate a provision related to the conversion ratio ensuring that the stockholders receive adequate consideration in the event of a significant drop in the price of STERIS common shares or permitting the Company to terminate the Merger without having to pay a termination fee to STERIS if the price of STERIS common shares dropped significantly, and (d) the consideration offered to the Company's stockholders is inadequate because, under the Merger Agreement, STERIS could acquire Company common stock for less than its market price prior to the announcement of the Merger due to (i) the Merger Agreement providing for a fixed conversion ratio and (ii) a decrease in the value of STERIS common shares following the announcement. Among other things, the complaint seeks (a) preliminarily and permanently to enjoin the Merger and any steps designed to facilitate the Merger, (b) to require the Company's directors to maximize stockholder value by reconsidering the Merger and the conversion ratio and by seeking competitive bids, (c) rescissory relief and/or to recover damages in an unspecified amount if the Merger is consummated, and (d) costs and disbursements of the action. Management believes that the complaint is without merit. The Company intends to vigorously defend the action and presently believes the ultimate outcome will not have a material adverse effect on its consolidated financial position or results of operations.

The Company, along with approximately 50 other companies or individuals, has been notified by the United States Environmental Protection Agency ("EPA") that it is considered a "potentially responsible party" ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("Superfund Act") with regard to a disposal area known as the Millcreek or Harper Drive site (the "Site"). The Site covers approximately 84.5 acres and is located near Erie, Pennsylvania. The EPA maintains that the Company or its predecessors formerly sent foundry sand and possibly other materials to the Site. The Site has been placed on the Superfund Act National Priorities List of Hazardous Waste Sites and is being remediated under the Superfund Act.

The EPA has undertaken certain Superfund Act response actions at the Site, including the removal of certain wastes and waste containers, the erection of a fence to restrict Site access, the construction of a groundwater collection and treatment system and the performance of a remedial investigation and feasibility study for the Site. EPA alleges that the cost of response actions previously undertaken at the Site by EPA or EPA's contractors is approximately $13,000,000. In October 1989, EPA commenced a civil action under the Superfund Act to recover its past costs against the owners of the Site and several waste transporters who allegedly transported waste to the Site, United States v. Ralph Riehl, Jr., et al, Civil Action No. 89-226 (W.D. Pa. Erie Division) (the "Cost Recovery Suit"). The Company and other PRPs who allegedly generated wastes that were transported to the Site were named as third-party defendants and then as direct defendants in the Cost Recovery Suit. On February 16, 1993, the Company and various other PRPs filed a third-party complaint in the Cost Recovery Suit against several PRPs not previously named in the litigation.

In February 1993, the Company, together with nine other defendant PRPs ("Group of 10"), reached an agreement in principle with EPA regarding a group settlement of the Cost Recovery Suit. Negotiations with respect to the terms of the group settlement stalled until August 1993. In August 1993, representatives of the Group of 10, together with other PRPs, met with EPA and the United States Department of Justice ("DOJ") officials to discuss settlement of the Cost Recovery Suit. Following this meeting, EPA made a modified settlement offer to the Group of 10 in the amount of $6,000,000. The terms of the modified settlement offer included EPA's covenant not to sue with respect to operation and maintenance ("O&M") expenses and no requirement that the Group of 10 either

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

reimburse EPA for O&M costs or perform O&M with respect to the site. The Group of 10 accepted the terms of EPA's settlement offer. Throughout much of 1994, the Group of 10 engaged in negotiations with EPA and DOJ regarding the terms of the consent decree that evidences the Group of 10's settlement of the Cost Recovery Suit. As described in greater detail below, Bucyrus-Erie Company ("B-E"), a member of the Group of 10, filed for reorganization under the bankruptcy laws in 1994. As a result, the DOJ and EPA decided to execute a separate but identical consent decree with B-E. In December 1994, the Group of 10 and DOJ reached agreement on the terms of the consent decrees. By letter dated December 28, 1994, the Group of 10 submitted their executed signature pages to the consent decrees to DOJ. By letter dated December 14, 1995, the DOJ lodged the executed consent decrees with the Court pending the outcome of the required 30-day public notice and comment period.

In addition to the response actions already performed at the Site, EPA's "Record of Decision" ("ROD") specifies that certain response actions must be performed at the Site, including the construction of a soil cover over the former disposal area. The Company understands that representatives of EPA have estimated that the cost of the additional response actions will be within the range of $10,000,000 to $14,000,000. On April 1, 1992, EPA issued a unilateral administrative order under Section 106 of the Superfund Act ("106 Order") to 37 PRPs, including the Company (the "Respondents"), requiring the Respondents to perform the work specified in the ROD that has not yet been completed by EPA and subjecting the Respondents to potentially substantial statutory fines and statutory "punitive damages" if they willfully fail or refuse to comply with the 106 Order without sufficient cause. Following the issuance of the 106 Order, the Company and 18 other Respondents ("Section 106 Order Group") entered into an agreement to coordinate their efforts to respond to the 106 Order. Since the formation of the Section 106 Order Group, one Respondent has withdrawn from the
Section 106 Order Group and one Respondent has joined. Throughout 1994, the
Section 106 Order Group's project engineer, EPA, the United States Army Corps of Engineers and others engaged in discussions and debates concerning certain design aspects of the remedial design specified in the 106 Order. In January 1995, EPA notified the Section 106 Order Group that significant design disagreements had been resolved in the Section 106 Order Group's favor. To date, the Section 106 Order Group has completed its scheduled obligations under the 106 Order in a timely manner.

In October 1993, the Commonwealth of Pennsylvania Department of Environmental Resources, now known as the Pennsylvania Department of Environmental Protection ("PaDEP"), commenced a civil action under the Superfund Act seeking recovery of its past costs and a declaration of liability for future costs with respect to the Site against 32 individuals and companies, including the Company, Commonwealth of Pennsylvania, Department of Environmental Resources v. Ralph Riehl, Jr., et al., Civil Action No. 93-297 (W.D. Pa. Erie Division) ("PaDEP Suit"). Many of the defendants named in the PaDEP Suit are also defendants in the Cost Recovery Suit and are Respondents to the 106 Order. On October 3, 1994, the Company timely filed its answer and counterclaim to the PaDEP's complaint. Throughout 1994, the PaDEP and the Group of 10 exchanged several settlement offers. On February 13, 1995, representatives of the Group of 10 met with representatives of the PaDEP in an attempt to resolve the differences in their respective settlement positions. At the meeting, the PaDEP orally offered to settle with the Group of 10 for $1,375,878. The Group of 10 responded with a counter-offer of $900,000. The PaDEP rejected this counter-offer. By letter dated February 16, 1995, the PaDEP offered the Group of 10 its choice of three settlement options: (a) lump-sum payment of $1,375,878; (b) payment of the past costs portion of the settlement ($266,900) in a lump sum and payment of the future costs portion of the settlement through the purchase of an annuity (with the Commonwealth of Pennsylvania as the designated owner and beneficiary), which will yield 20

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

annual payments beginning January 1, 2006 and must guarantee that (i) the first payment in 2006 will be approximately $105,000; and (ii) each subsequent annual payment will be 4% greater than the last payment; or (c) payment of the past costs portion of the settlement in a lump sum and performance by the Group of 10 of all future obligations regarding groundwater collection, treatment and monitoring. The Group of 10 offered to settle with the PaDEP under the terms of settlement option (b) above. By letter dated March 9, 1995, the PaDEP accepted the Group of 10's settlement offer. On April 27, 1995, the PaDEP and the Group of 10 reached a tentative agreement regarding the terms of the consent decree that will evidence the Group of 10's settlement of the PaDEP Suit. In early July 1995, the members of the Group of 10 and the PaDEP executed the consent decree. By letter dated July 10, 1995, the PaDEP lodged the executed consent decree with the Court pending the outcome of the required 30-day public notice and comment period. By letter dated September 25, 1995, the PaDEP informed the Group of 10 that the PaDEP had received no public comments regarding the consent decree. On or about October 17, 1995, the Court entered the fully executed consent decree of record.

The list of PRPs in these matters includes approximately 20 other substantial companies that would presumably be called upon to share with the Company any ultimate liability; however, the Superfund Act has been interpreted to provide for joint and several liability, meaning that any one liable party may be held responsible for the entire cost of the remediation. As stated above, B-E, a member of the Group of 10, has undergone a Chapter 11 reorganization. The Company filed a proof of claim in In re: B-E Holdings, Inc. and Bucyrus-Erie Company, Chapter 11, Case Nos. 94-20786-RAE and 94-20787-RAE in the United States Bankruptcy Court for the Eastern District of Wisconsin. In its proof of claim, the Company characterized its claim as an unliquidated, unsecured nonpriority claim for contribution and/or indemnity with respect to the various lawsuits filed concerning the Site. On December 14, 1994, the Bankruptcy Court approved B-E's and B-E Holdings, Inc.'s plan of reorganization. By order dated August 25, 1995, the Bankruptcy Court lifted the Automatic Stay applicable to B-E and B-E Holdings, Inc. Currently, it is not possible to determine whether all aspects of these matters can be resolved without extensive litigation or what, if any, possible settlement amount would be attributable to the Company. To date, the Company's insurer has assumed the cost of legal defense on behalf of the Company. In addition, the insurer has paid $600,000, the Company's payment obligation under the terms of the Cost Recovery Suit, into a settlement trust pending finalization of the settlement. In the opinion of management, after review with counsel, the ultimate outcome of these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

In the ordinary course of business, product liability lawsuits have been filed from time to time against the Company, including by persons alleging exposure to unsafe levels of EtO from the Company's sterilizers. In the EtO cases, the Company, either alone, or along with varying numbers of other parties, has been named as a defendant in a number of separate complaints alleging that employees of the Company's customers suffered personal injury as a result of acute or chronic exposure to EtO. At the end of the fiscal year, 12 EtO cases were pending against the Company (not including one case where a complaint, naming the Company as a co-defendant, was filed in December 1995 in state court, but was not served on the Company until February 1996). In these cases, the involvement of many of the defendants, including the Company, is based on assertions that these defendants sold EtO or products utilizing EtO to the plaintiff's employers. Damages are sought jointly and severally from all defendants, with certain complaints seeking both compensatory and punitive damages. Of the complaints currently pending against the Company, the majority either do not specify the amount of compensatory damages sought or seek an amount of compensatory damages in excess of jurisdictional limits. The remaining cases seek varying amounts of substantial compensatory damages. The majority of complaints alleging punitive damages do not specify any amount of such damages.

The Company has insurance in effect for all years for which damages are presently being sought, and the Company's insurer has accepted defense of all EtO claims on the Company's behalf. The insurance policies for 1987 through 1995 contain deductible provisions requiring the Company to self-insure a portion of the risk for each claim in the amount of $500,000. The complaints currently pending against the Company were assigned to policy years 1987 through 1994. Certain of the cases assigned to these policy years with deductible provisions are in the relatively early stages of litigation and, therefore, no estimate of losses, if any, can be made.

The Company and its insurer are vigorously defending EtO cases and, to date, a significant number of these cases have been either dismissed or settled without a finding of liability. These settlements and the monetary damages in the one case where a verdict was returned against the Company have been nominal or have been covered by insurance. It is management's opinion, based on its evaluation and discussions with outside legal counsel, that this litigation will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

On August 25, 1992, the Company entered into a settlement agreement with Johnson & Johnson Medical, Inc. (JJMI) with respect to certain patent infringement litigation between the two parties. The Company had previously instituted an action against JJMI under its former name, Surgikos, Inc., alleging patent infringement of several patents owned by the Company relating to the use of hydrogen peroxide vapor as a sterilant. JJMI denied the allegations and counterclaimed, seeking a declaratory judgment that such patents were invalid and unenforceable.

Under the terms of the agreement, both parties agreed to dismiss this pending litigation and JJMI agreed to pay $2,000,000 to the Company immediately, which amount was received by the Company in August 1992. Furthermore, each party agreed to release and discharge the other from and against all claims and liabilities relating to infringement of such patents contingent upon the receipt by the Company of additional payments of up to $7,000,000, conditioned upon the receipt of JJMI of FDA approval to market a sterilizing system in the United States and Canada utilizing hydrogen peroxide vapor in conjunction with glow discharge plasma prior to the expiration of such patents in 1996. On October 1, 1993, FDA sent notification of approval to market such a sterilizing system to

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

JJMI. In connection therewith, the Company received $3,000,000 in November 1993, $2,000,000 in July 1994 and $2,000,000 in March 1995.

There are other various pending lawsuits and claims arising out of the conduct of the Company's business. In the opinion of management and counsel, the ultimate outcome of these lawsuits and claims will not have a material adverse effect on the consolidated financial position or results of operations of the Company.


18. COMMITMENTS AND CONTINGENCIES:

As of December 31, 1995 and 1994, the Company was contingently liable in the amount of $15,870,000 and $23,779,000, respectively, under standby letters of credit and guarantees. Approximately $13,165,000 and $16,365,000 of the totals at December 31, 1995 and 1994, respectively, relate to letters of credit required as security under the Company's self-insurance policies. The remaining balance in each year relates to performance bonds on long-term contracts.

The Company has entered into a contractual agreement regarding the utilization of certain types of telecommunication services. The contract contains provisions that commit the Company to purchase a minimum of $2,100,000 of such services per annum for a three-year period ending November 30, 1997. If the Company's charges for such services during any annual period are less than $2,100,000, the Company would be assessed a penalty equal to the difference between the minimum amount and the actual amount of services used.

During the third quarter of 1994, the United States Food & Drug Administration ("FDA") conducted an inspection of the Company's hydrogen peroxide vapor sterilizer pre-market notifications submitted under Section 510(k) of the Federal Food Drug and Cosmetic Act ("510(k) notifications"). In connection with this inspection, the Company was notified by FDA on January 20, 1995 that FDA has applied its Application Integrity Policy to the Company. Consequently, pre-market approval applications and 510(k) notifications submitted by the Company will not be reviewed by FDA until the Company has completed certain corrective actions to the satisfaction of FDA, including audits of certain previously cleared 510(k) notifications that are being conducted by a regulatory consultant retained by the Company. In addition to audits specified by FDA, the Company elected to audit certain additional 510(k) notifications. The audits finalized to date have identified certain corrective actions that the Company has completed or will complete during 1996. The Company cannot predict how long 510(k) notifications filed by the Company will not be reviewed by FDA. The Company believes that there are no material product introductions planned for 1996 that require pre-market clearance. The Company has entered into discussions with FDA regarding steps necessary for FDA to resume its review of 510(k) notifications filed by the Company. The Company recorded reserves of approximately $3,250,000 at December 31, 1994 to cover the estimated costs of the FDA review, including corrective actions to be completed. Charges against these reserves amounted to $1,509,000 in 1994 and 1995, leaving residual reserves of $1,741,000 at December 31, 1995. These residual reserves are intended primarily to cover professional consulting, legal and other fees expected to be incurred in connection with the completion of the corrective actions.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

As a consequence of these corrective actions and given the experience of other companies subject to the Application Integrity Policy, it is more likely than not that FDA will refer this matter to the Department of Justice ("DOJ") and that DOJ will pursue sanctions, including but not limited to fines and/or criminal sanctions. The Company cannot predict, at this time, the impact on the Company of this continuing FDA review or corrective actions resulting therefrom, or the financial or other effect any fines or sanctions could have on the business, the consolidated financial position or the results of operations of the Company. In the event DOJ pursues sanctions, DOJ could apply certain guidelines that, if strictly adhered to, could result in any such fines and/or sanctions being material; however, the Company believes that there are mitigating factors that, when considered, could result in any such fines and/or sanctions not being material.

19. BUSINESS SEGMENT INFORMATION:

The Company is predominately engaged in the design, manufacture and service of equipment used primarily in the healthcare industry. The following is information about the Company's operations by geographic area:

                                                                                       December 31,
                                                                        =========================================
(Dollars in Thousands)                                                     1995           1994            1993
- -----------------------------------------------------------------------------------------------------------------
Net sales-
  Net sales (including intergeographic net sales of $13,755,
    $9,750 and $7,042 for the years 1995, 1994 and 1993,
    respectively)-- United States                                       $ 411,429       $ 440,219       $ 450,657
  Net sales (including intergeographic net sales of $37,944,
    $34,598 and $30,209 for the years 1995, 1994 and 1993,
    respectively)-- Foreign                                                94,346          87,253          81,462
  Adjustments and eliminations                                            (51,699)        (44,168)        (37,251)
- -----------------------------------------------------------------------------------------------------------------
Consolidated                                                            $ 454,076       $ 483,304       $ 494,868
=================================================================================================================
Income (loss) from operations--
  United States                                                         $  53,646          26,484       $  57,878
  Foreign                                                                   1,937          (4,469)         (4,142)
- -----------------------------------------------------------------------------------------------------------------
    Consolidated                                                           55,583          22,015          53,736
  Other expenses, including interst and general corporate expenses            956          10,006           4,371
- -----------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes and
  cumulative effect of change in accounting                             $  54,627       $  12,009       $  49,365
=================================================================================================================
Identifiable assets--
  United States                                                           298,971         346,290         409,124
  Foreign                                                                 107,393          95,561          85,292
  Corporate                                                               103,604          19,736          40,001
- -----------------------------------------------------------------------------------------------------------------
Consolidated                                                            $ 509,968       $ 461,587       $ 534,417
=================================================================================================================


Transfers between geographic areas are accounted for at prices which approximate arms'-length market prices. To reconcile geographic information with consolidated amounts, intergeographic net sales were eliminated. Income (loss) from operations is total revenue less costs and expenses without the effect of interest expense and other nonoperating income.

Identifiable assets are those assets that are identified with the operations in each geographic area. Corporate assets are principally cash and short-term marketable securities.

                  AMSCO International, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements

Sales to a single customer did not aggregate 10% or more of total sales. Export sales were less than 10% of consolidated net sales in the years presented and are included in United States net sales.

20. DISCONTINUED OPERATION:

On June 23, 1994, the Board of Directors of the Company approved a plan to divest or wind-down the business of ASRI. The Company's decision was based on the difficulties encountered in achieving ASRI's growth objectives in the healthcare environment existing at that time. In connection with this action, the Company recorded a one-time after-tax charge of $60,000,000 (net of taxes of $32,300,000), or $1.94 per share, to its consolidated net earnings during the second quarter of 1994. The charge reflected estimated asset write-offs and wind-down costs associated with discontinuing the ASRI business.

In connection with this divestment plan, ASRI consummated the sale of substantially all of its assets effective July 31, 1994. Proceeds from the disposal consisted of a combination of cash and a note totaling approximately $14,900,000. As a result of the sale and its subsequent impact on the resolution of certain contingencies related to the transaction, during the fourth quarter of 1994, the Company recorded a $16,846,000 ($10,949,900 net of taxes), or $.35 per share, favorable adjustment to the previously recorded estimated loss on the disposal of the ASRI business.

For the first half of 1994, ASRI had net sales of $10,316,000 and pretax losses from operations of $9,625,000. Total reserves for ASRI at December 31, 1995 and 1994, were $10,412,000 and $9,939,000, respectively, which consisted primarily of reserves for amounts for which the discontinued business remains contingently liable. Payment of the majority of the remaining balance of this reserve for future cash charges is anticipated to occur beyond 1996 and the timing is dependent upon future resolution of certain remaining contingencies related to the transaction. The resolution of these remaining contingencies could result in a favorable adjustment to the estimated loss on disposal of business, as well as reduce the total amount of cash expected to be paid relating to the discontinuance of this business. The results of operations for ASRI have been reflected in the accompanying consolidated financial statements as a discontinued operation.

21. ACCOUNTING FOR STOCK-BASED COMPENSATION:

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This new standard requires disclosure in the financial statements of the financial impact of employee stock options issued or modified during the year based on fair value, as defined, at the date of grant. The new standard also permits companies to adopt the fair value method of recording compensation cost for these employee stock options.

The Company presently intends to adopt the disclosure requirements of SFAS No. 123 as of December 31, 1996. These disclosures will include the pro forma effects of any awards granted in 1995. The Company has not completed the necessary calculations to determine the impact this new standard will have on the Company's disclosures regarding the value of stock-based compensation.

AMSCO INTERNATIONAL, INC., and SUBSIDIARIES
QUARTERLY DATA
(UNAUDITED)


                                                                    First        Second         Third       Fourth          Total
(Dollars in Thousands, Except Per Share Data)                      Quarter       Quarter       Quarter      Quarter          Year
- ------------------------------------------------------------------------------------------------------------------------------------
1995
Net Sales                                                        $  102,882     $  101,053   $  110,674    $  139,467    $  454,076
Gross Profit                                                         37,180         34,107       34,628        47,228       153,143
General Operating Expenses                                           21,728         20,669       23,022        22,696        88,115
Restructuring and Severance Expense                                       -              -        1,200             -         1,200
Amortization Expense                                                  2,134          2,099        2,207         1,805         8,245
Income from Operations                                               13,318         11,339        8,199        22,727        55,583
Net Income                                                            6,877          6,696        4,254        14,080        31,907
Income Per Common Share - Fully Diluted                                0.21           0.21         0.13          0.41          0.97
- ------------------------------------------------------------------------------------------------------------------------------------

1994
Net Sales                                                        $  104,706     $  112,085   $  116,498    $  150,015    $  483,304
Gross Profit                                                         39,376         34,210       42,327        50,730       166,643
General Operating Expenses                                           27,142         28,373       27,135        26,146       108,796
Restructuring and Severance Expense                                       -          3,000            -        23,996        26,996
Amortization Expense                                                  2,320          2,300        2,318         1,898         8,836
Income (Loss) from Operations                                         9,914            537       12,874        (1,310)       22,015
Income (Loss) from Continuing Operations                              4,129         (1,546)       5,882        (4,214)        4,251
Income (Loss) from Discontinued Operation                            (3,448)       (62,607)           -        10,950       (55,105)
Extraordinary Item - Loss on the Extinguishment
  of Debt, net of income taxes                                            -              -            -        (1,655)       (1,655)
Net Income (Loss)                                                       681        (64,153)       5,882         5,081       (52,509)
Income (Loss) Per Common Share - Fully Diluted:
  From Continuing Operations                                           0.13          (0.05)        0.19         (0.14)         0.13
  From Discontinued Operation                                         (0.11)         (2.02)           -          0.35         (1.77)
  From Extinguishment of Debt                                             -             -             -         (0.05)        (0.05)
    Net Income (Loss)                                                  0.02          (2.07)        0.19          0.16         (1.69)
- ------------------------------------------------------------------------------------------------------------------------------------